Exhibit 10.35

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

Amended and Restated

Technology License Agreement

This Amended and Restated License Agreement (“Amended Agreement”) is entered into by and between:

Mayo Foundation For Medical Education And Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 ("MAYO"); and

Nile Therapeutics, Inc., a Delaware corporation, (previously named Nile Pharmaceuticals, Inc.) located at 63 Bovet Rd. #421, San Mateo, California 94402 (“NILE”), each a “Party,” and collectively, “Parties.”

WHEREAS, the Parties entered into that certain Technology License Agreement with respect to a novel chimeric natriuetic peptide known as Cenderitide (“CD-NP”) dated January 20, 2006 (the “Original CD-NP Effective Date”), which was amended by that certain amendment dated June 2, 2008 (collectively referred to as the “Original CD-NP Agreement”);

WHEREAS, the Parties entered into that certain Technology License Agreement with respect to a synthetic natriuretic polypeptide known as “CU-NP” dated June 13, 2008 (the “Original CU-NP Effective Date”)(referred to as the “Original CU-NP Agreement”);

WHEREAS, the Parties are desirous of amending and restating the Original CD-NP Agreement and the Original CU-NP Agreement in their entirety and creating a single Amended and Restated Technology Licensee Agreement on the terms set forth below (the “Amended Agreement”);

WHEREAS, MAYO possesses certain intellectual property and know-how relating to certain Products (as hereinafter defined), including, without limitation, CD-NP and CU-NP, and desires to make its patent rights available for the development and commercialization of the Products for public use and benefit;

WHEREAS, MAYO is willing to grant, and NILE is willing to accept, an exclusive license under certain patent rights for the purpose of developing and commercializing such Products, as set forth below; and

WHEREAS, NILE will have the exclusive rights to design, develop, commercialize, market, sublicense and sell any Products in accordance with the grant of rights hereunder;

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NOW, THEREFORE, in consideration of the foregoing and their mutual covenants set forth below, the Parties agree as follows:

Article 1 - Definitions

For purposes of this Amended Agreement, each term defined in this Article will have the meaning specified for it below and will be applicable both to the singular and plural forms:

1.01“Affiliate”:

(a)	with respect to MAYO means any corporation or other entity within the same “controlled group of corporations” as MAYO or its parent, Mayo Clinic. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which if not a stock corporation, more than fifty percent (50%) of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Clinic. MAYO’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, Inc.; Mayo Clinic - Methodist Hospital; Mayo Clinic - Saint Marys Hospital; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Clinic Health System entities;

(b)	with respect to NILE means any corporation or other person controlling, controlled by or under common control with NILE.

(c)	The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of a corporation or person, whether through the ownership of voting securities, by contract or otherwise. Control shall be deemed to exist in the case of the ownership, directly or indirectly, of 50% or more of the equity interests in any such corporation.

1.02 “Change of Control” shall mean a merger, consolidation, acquisition or transfer of all, or substantially all, of the business interests of NILE to which this Amended Agreement relates (each a “transaction”), where the total of all shareholders of NILE immediately prior to the effective date of such transaction beneficially own, immediately following the effective date of such transaction, securities representing less than 50% of the combined voting power of the surviving corporation’s then outstanding voting securities.

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1.03 “Commercialization” means all steps that must be taken to put a Product on the market in the Territory after all necessary regulatory approvals have been obtained, including, without limitation, the manufacturing, marketing, distribution and/or sublicensing of such Product.

1.04 “Confidential Information” means all confidential, unpublished, nonpublic and/or proprietary information of either Party and its affiliates, whether in written, printed, verbal or electronic form, including, without limitation: research and development activities, pre-clinical study information, clinical trial information and data, product design details and specifications, databases, equipment, electronic media products, protocols, technology and know-how, sales and marketing plans, finances and business forecasts, procurement requirements, vendor information, customer lists, personnel information, and strategic plans, related to the Development and Commercialization of a Product provided by one Party to the other in the course of their activities under this Amended Agreement. Confidential Information will not include information that: (a) is now, or hereafter becomes generally known or available to the public through no act or failure to act on the part of the receiving Party; (b) was acquired by the receiving Party before receiving such information from the disclosing Party through no breach of any duty of confidentiality owed to the disclosing Party and without restriction as to its use or disclosure; (c) is hereafter rightfully furnished to the receiving Party by a third party without any breach of any duty of confidentiality owed to the disclosing party and without restriction as to its use or disclosure; or (d) is information that the receiving Party can document was independently developed by the receiving Party without any use of the disclosing Party’s Confidential Information.

1.05 “Development” means the process of creating and assembling the data and files necessary to obtain regulatory approval for a Product including, without limitation, all pre-clinical and clinical research and trials on such Product.

1.06 “Effective Date” means November 14, 2013, the effective date of this Amended Agreement.

1.07 “FDA” means the Food and Drug Administration within the Department of Health and Human Services of the United States.

1.08 “Field” means all therapeutic indications.

1.09 “Future Patents” means any patents and/or patent applications claiming Inventions invented after the Original CD-NP Effective Date, with respect to CD-NP, and after the

*Confidential Treatment Requested

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Original CU-NP Effective Date, with respect to CU-NP, and not identified on Exhibit A, through any use of the Patent Rights or Know-How licensed hereunder, which Inventions arise from work conducted by or under the direction of Dr. John Burnett, alone or jointly with NILE, and any patents and/or patent applications (including provisional patent applications) in any country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon. Future Patents shall be (i) owned by MAYO if invented by MAYO; (ii) owned by NILE if invented by NILE; or (iii) jointly owned by MAYO and NILE if jointly invented by MAYO and NILE. For the avoidance of doubt, NILE has been informed […***…].

1.10 “Government Rights” means rights, if any, of the United States Government to the MAYO Patents under Public Law 96-517 and Public Law 98-620, as amended or augmented by other similar laws.

1.11 “IND” means investigational new drug application to be filed with the FDA or its equivalent in a foreign jurisdiction.

1.12 “Invention” shall mean all unpatented, patentable and patented inventions, discoveries, designs, apparatuses, systems, machines, methods, processes, uses, devices, models, composition of matter, technical information, trade secrets, know-how, codes, programs or configurations of any kind which are in the Field.

1.13 “Know-How” means all technical information and data, whether or not patented, presently known or learned, invented, or (a) with respect to CD-NP, developed by Drs. John Burnett and/or Ondrej Lisy while they are employees of MAYO; and (b) with respect to CU-NP, developed by Drs. John Burnett and/or Candace Lee while they are employees of MAYO, and in each case, which is owned and controlled by Mayo and is useful in the Development and Commercialization of a Product to the extent that such technical information and data are necessary or useful for the use or practice of the MAYO Patents or Know-How as permitted herein. […***…].

*Confidential Treatment Requested

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1.14 “MAYO Improvements” means (a) with respect to CD-NP, any and all new developments relating solely to Products made by or arising out of the laboratories of Drs. John Burnett and Ondrej Lisy, while they were employees of MAYO during the […***…] following the Original CD-NP Effective Date; and (b) with respect to CU-NP, any and all new developments relating solely to Products made by or arising out of the laboratories of Drs. John Burnett and Candace Lee, while they were employees of MAYO during the […***…] following the Original CU-NP Effective Date, in each case, including improved methods of manufacture and production techniques, and shall include, but not be limited to, new or additional analogs of the Product, therapeutic indications and developments intended to enhance the safety and efficacy of the Product. The Parties agree that no MAYO Improvements were made during either, respective, […***…].

1.15 “MAYO Patents” means the issued United States and foreign patents and the pending applications of MAYO […***…] set forth in Exhibit A, attached hereto (including provisional patent applications) together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the subject matter is disclosed and enabled in the parents), or foreign counterparts of such patent applications and patents which issue thereon anywhere in the world, including reexamined and reissued patents, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon.

1.16 “Net Sales” means the gross amount invoiced by NILE, its Affiliates or Sublicensees for the sale of a Royalty Bearing Product in the Territory to a third party, less the following:

(a)	sales, tariff duties, excise or use taxes, value added taxes, directly imposed on or with reference to particular sales;

(b)	credits or allowances for defective, rejected or returned Products; and

(c)	regular trade and discount allowances;

provided, however, that sales of Products to hospitals or other institutions to be used in the conduct of clinical trials shall not be included in the calculation of Net Sales. Leasing, lending, consigning or any other activity by means of which a third party acquires the right to possession or use of a Product will be considered a sale for the purpose of determining Net Sales. If the Royalty Bearing Product is sold as part of a larger bundle or kit that incorporates or includes other products in addition to the Royalty Bearing Product, Net Sales will be computed using an average net selling price of the Royalty Bearing Product

*Confidential Treatment Requested

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sold separately, or if such net selling price is unavailable, it will be computed using that part of such sale as the Parties reasonably agree is allocated to the value of the Royalty Bearing Product as compared to the value of the larger bundle or kit sold with the Royalty Bearing Product.

1.17 “NDA” shall mean a New Drug Application to be filed in the United States with the FDA or its equivalent in a foreign jurisdiction.

1.18 “NILE Improvements” means any and all new developments relating to Products made by, discovered, or developed by or on behalf of NILE or arising out of NILE’s laboratories or work conducted by NILE following the Original CD-NP Effective Date with respect to CD-NP, or following the Original CU-NP Effective Date with respect to CU-NP, including improved methods of manufacture and production techniques, and shall include, but not be limited to, new or additional analogs of the Product, therapeutic indications and developments intended to enhance the safety and efficacy of the Product. NILE Improvements shall be owned by NILE. For purposes of clarity, developments of MAYO shall not be considered as being developed by or on behalf of NILE unless otherwise agreed in writing by the parties.

1.19 “NILE Patents” means the issued United States and foreign patents and the pending applications of NILE related to the Products as set forth in Exhibit B, attached hereto (including provisional patent applications) together with any and all substitutions, extensions, divisionals, continuations, continuations-in-part (to the extent that the subject matter is disclosed and enabled in the parents), or foreign counterparts of such patent applications and patents which issue thereon anywhere in the world, including reexamined and reissued patents, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon.

1.20 “Phase II” means a human clinical trial, the principal purpose of which is to evaluate the effectiveness of the Product for a particular indication in patients with the disease and to determine the common short-term side effects and risks associated with the Product as required in 21 C.F.R. §312. For purposes of this Amended Agreement, a Phase II study shall be deemed to have been initiated when the first patient in a new Phase II Study for chronic heart failure (excluding any clinical trial conducted by NILE prior to the Effective Date of this Amended Agreement) has been dosed with the Product.

1.21 “Phase III” means expanded controlled and uncontrolled human clinical trials performed after Phase II evidence suggesting effectiveness of the Product has been obtained, and is intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Product and to provide an adequate basis for physician labeling, as required in 21 C.F.R. §312. If a Phase II/Phase III study is undertaken, a Phase III study will not be deemed initiated until the Phase II arm of the study has been completed and the final study report has been completed. A Phase III study shall be deemed to have been initiated when the first patient in the Phase III Study has been dosed with the Product.

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1.22 “Product(s)” means any method, service or product within the Field, utilizing or derived in any manner whatsoever from any of the MAYO Patents, the manufacture, use, offer for sale, sale or importation of which would infringe the MAYO Patents or the NILE Patents.

1.23 “Reports” means written summaries for each Product generally describing NILE’s efforts with respect to Development and Commercialization of a Product, including:

(a)	tests and research completed;

(b)	any filings made with any regulatory authorities;

(c)	any regulatory approvals received;

(d)	a response to any comments that MAYO has made to any earlier Report, including NILE’s rationale for rejecting any suggestion contained in such comments;

(e)	reports or minutes of any formal meetings with regulatory authorities, whether convened in person or otherwise; and

(f)	any other major regulatory event, including but not limited to, placement of a “clinical hold” on a trial.

1.24 “Royalty Bearing Product” means any Product that is covered by any Valid Claim of one or more of the MAYO Patents or, in the case of a CD-NP Product, the NILE Patents.

1.25 “Sublicensee” means an entity to which NILE grants a sublicense under this Amended Agreement.

1.26 “Valid Claim” means an issued claim of any unexpired patent or claim of any pending patent application included among the MAYO Patents and the NILE Patents, (i) which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, (ii) which is unappealable or unappealed within the time allowed for appeal, (iii) which has not been rendered unenforceable through disclaimer or otherwise, and (iv) which has not been lost through an interference proceeding or abandoned; provided, however, that an unissued claim in a pending application shall not constitute a Valid Claim beyond […***…] from the filing date of the application in which it is pending.

*Confidential Treatment Requested

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1.27 “Territory” means world-wide.

Article 2 -- Development and Commercialization

2.01 Prior Activities of Nile. The Parties acknowledge that pursuant to the Original CD-NP Agreement and the Original CU-NP Agreement, NILE implemented a program for the Development of the Products by:

(a)	conducting a significant research and development program to develop the CD-NP Product;

(b)	expending significant amounts towards the research and development of such Product; and

(c) complying with all applicable laws in performing its obligations under the Original CD-NP Agreement and the Original CU-NP Agreement, including in connection with obtaining the regulatory approvals.

NILE shall have the exclusive right to continue with the Development and Commercialization of the Products to make, have made, market, sell, import, export, distribute and otherwise commercialize the Products in the Territory, subject to the terms of this Amended Agreement.

2.02 Scientific Advisory Board. NILE will assemble a Scientific Advisory Board (“SAB”) consisting of experienced thought leaders in the area of congestive heart failure. Dr. John Burnett and Dr. Horng Chen will be invited by NILE to participate with the SAB, subject to restrictions, if any, of MAYO’s Medical/Industry Committee and Conflict of Interest Committee, and subject to their reasonable availability.

2.03 Development Plans and Reports. NILE agrees to provide MAYO with Reports semi-annually, within thirty (30) days of June 30th and December 31st of each calendar year during the Term hereof.

2.04 Consultation Regarding Reports. MAYO shall review the Reports and promptly inform NILE if MAYO reasonably believes that the Development or Commercialization plans presented in the Reports are not adequate for a Product. NILE and MAYO will mutually confer, provided however, notwithstanding anything to the contrary herein, NILE has the final decision-making authority regarding the Development and Commercialization of the Products, provided that, in any event, if NILE fails to perform its obligations as set forth in Section 7.05 below, MAYO shall have the right to exercise its rights to terminate this Amended Agreement in accordance therewith.

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2.05 Receipt of Regulatory Approval. NILE shall notify MAYO within five (5) business days of receiving official notice of any regulatory approval for any Product.

Article 3 - Grant of Rights

3.01 Grant of Rights. MAYO grants to NILE, within the Field and Territory, an exclusive, world-wide, royalty-bearing license, with the right to sublicense pursuant to Section 3.08, under the MAYO Patents and Improvements, and a nonexclusive right under the Know-How, in each case to develop, make, have made, use, sell, import, offer to sell and commercialize Products within the Territory and within the Field.

3.02 First Right of Negotiation to Acquire Future MAYO Patents and New Improvements.

(a) With respect to any Future Patents and any improvements related to CD-NP and CU-NP developed after (i) the expiration of the […***…] commencing on the Original CD-NP Effective Date with respect to CD-NP, and (ii) the expiration of the […***…] commencing on the Original CU-NP Effective Date with respect to CU-NP (“New Improvements”), NILE shall have the exclusive right of first negotiation for, at NILE’s option, the exclusive or non-exclusive rights to such Future Patents owned (solely or jointly) by or assigned to MAYO and any New Improvements owned (solely or jointly) by or assigned to MAYO, not falling within the definition of MAYO Patents or Improvements hereunder. Such exclusive first right of negotiation shall be effective as of 1 June 2016, or as of such date when NILE shall have paid to MAYO all Unpaid Fees. However, prior to the date that such right of first negotiation shall be effective, upon disclosure to Mayo Clinic Ventures of any Future Patents or New Improvements, MAYO shall give NILE written notification thereof and NILE shall have the right to pay all Unpaid Fees at that time, which payment shall initiate the period for the exclusive first right of negotiation. Such notification shall be treated as MAYO’s Confidential Information.

(b) As of 1 June 2016, or as of such date when NILE shall have paid to MAYO all Unpaid Fees, NILE shall have […***…] days thereafter in which to negotiate to acquire the exclusive or non-exclusive rights to any such Future Patents and/or New Improvements, such negotiations to be concluded within […***…], unless extended by written agreement of the Parties. If the Parties are unable to agree on commercial terms within said

*Confidential Treatment Requested

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[…***…] negotiation period, MAYO shall have no further obligation to NILE and can freely disclose, dispose of and exploit such Future Patents and/or New Improvements.

3.03 Reservation of Rights. The grant of rights in Section 3.01 is subject to the government rights of the United States government, if any, in the MAYO Patents and Know-How, and subject to MAYO’s reservation of rights to make, have made and use the MAYO Patents and Products on a royalty-free basis for MAYO’s and its Affiliates’ internal clinical, research and education programs.

3.04 Supply of Product. The Parties acknowledge that on January 15, 2013, NILE delivered to MAYO sufficient quantities of CD-NP to support MAYO’s clinical and pre-clinical studies until […***…]. MAYO shall continue to support the CD-NP and CU-NP program through clinical and pre-clinical studies, as may be funded by grants from the National Institutes of Health and other institutions. Any future supply of CD-NP or CU-NP will be provided for these purposes by NILE, at NILE’s cost, if such supply is available for such purposes at the time requested. Such request shall not be made more than once per calendar year. The Parties acknowledge that the Product supplied to MAYO has been delivered on an “AS-IS” basis without warranty of any kind. With respect to any Product delivered to MAYO by NILE, the following shall apply:

(a)	Intellectual Property Rights. To the extent that Dr. John Burnett or Dr. Horng Chen develops or produces any Know-How, New Improvements or other intellectual property rights related to the Products (collectively “Related IP”), including Related IP resulting from any clinical trials conducted by MAYO using the Products, such Related IP shall be subject to the first right of negotiation granted to NILE hereunder as set forth in Section 3.02 of this Amended Agreement.

(b)	Right of Publication. If MAYO wishes to publish, publicly disclose or submit for publication an article, manuscript, abstract, report, poster, presentation or other material (collectively “Manuscript”) that includes any information with respect to any Know-How, New Improvements or other intellectual property rights related to the Products, including such Related IP resulting from any clinical trials conducted by MAYO using the Products, as would be reasonably required for purposes of publication in a peer-reviewed scientific journal, it may do so subject to the conditions set forth in subsection (i) below.

(i)	Review Period. MAYO shall deliver a copy of the Manuscript or other materials intended for publication to NILE at least thirty (30) days prior to the earlier of publication or submission for publication. NILE will

*Confidential Treatment Requested

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review and respond with its comments, if any, within (30) days of receipt of such Manuscript or other materials. MAYO shall consider in good faith any comments submitted by NILE regarding the content thereof and shall delete any Confidential Information of NILE that NILE requests in writing be deleted. In no event will any Confidential Information of NILE be released in any Manuscript or other public release without NILE’s prior written approval.

3.05 All Other Rights Reserved. Except as granted in Section 3.01 and 3.02, or as otherwise expressly granted herein, no other license is granted by MAYO under any intellectual property rights owned or controlled by MAYO, including any patents, know-how, copyrights, proprietary information, and trademarks. All such rights are expressly reserved by MAYO. Except as provided herein, NILE acknowledges that in no event will this Amended Agreement be construed as an assignment by MAYO to NILE of any intellectual property rights.

3.06 Confidentiality. During the Term, and for a period of […***…], each Party hereto agrees to keep confidential by not disclosing to any third party any Confidential Information disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”). Additionally, each Party agrees not to use, at any time following the execution of this Amended Agreement, any Confidential Information of the other Party for its own benefit or for the benefit of any other person or entity for any purpose other than as is necessary for complying with the terms and conditions of this Amended Agreement.

(a)	Nothing contained herein shall restrict or limit the ability of either Party to provide Confidential Information of the other Party, including, without limitation, pursuant to a demand by a government or regulatory authority or as otherwise may be required under applicable securities or other laws or regulations, provided the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement prior to such disclosure to allow the Disclosing Party to seek a protective order or other remedy where time permits. In the event that a protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions hereof, Recipient agrees to furnish only that portion of the Confidential Information which Recipient reasonably believes is legally required to be furnished. For purposes of clarity, either Party shall have the right to disclose the terms and conditions of this Agreement to its professional advisors and other third parties with whom it is involved in business discussions so long as such third parties have executed written nondisclosure agreements with the Disclosing Party. For avoidance of doubt, any violation of the obligations stated in this Section 3.06 constitutes a material breach of this Amended Agreement.

*Confidential Treatment Requested

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(b)	Notwithstanding any other provision contained in this Amended Agreement, NILE shall have the right, without obtaining the prior written consent of MAYO, to disclose the existence of this Amended Agreement in filings made with the any government agency such as may be required to comply with applicable securities laws and in communications to its shareholders.

(c)	The Receiving Party acknowledges and agrees that all of the Disclosing Party’s Confidential Information is owned solely by the Disclosing Party’s (or its licensors or Affiliates) and that nothing contained in this Amended Agreement will be construed as granting any rights to the Receiving Party, by license or otherwise, to any of the Disclosing Party’s Confidential Information, all of which rights are specifically reserved by the Disclosing Party. The Receiving Party further agrees not to copy all or any part of the Confidential Information or any documentation related thereto except as necessary to support the performance of the Receiving Party under this Amended Agreement and further, not to modify, adapt, translate, reverse engineer, decompile, disassemble, or otherwise attempt to discover any additional information with respect to the Confidential Information. NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE BY THE DISCLOSING PARTY UNDER THIS AGREEMENT WITH RESPECT TO ANY CONFIDENTIAL INFORMATION DISCLOSED PURSUANT HERETO.

(d)	The Receiving Party agrees that its obligations hereunder are necessary and reasonable to protect the Disclosing Party’s business interests and that the unauthorized disclosure or use of the Disclosing Party’s Confidential Information may cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. The Receiving Party further acknowledges and agrees that in the event of any actual or threatened breach of this Amended Agreement, the Disclosing Party may have no adequate remedy at law and accordingly, that the Receiving Party may have the right to seek an immediate injunction enjoining any breach or threatened breach of this Amended Agreement, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach or threatened breach.

(e)	This Agreement shall apply to any Confidential Information disclosed to the Receiving Party after the Original CD-NP Effective Date and to Confidential Information disclosed earlier to the extent the parties began discussions prior to the Effective Date.

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(f)	Upon the request of the Disclosing Party, the Receiving Party will promptly return to the Disclosing Party or destroy (at the Disclosing Party’s option) all material embodying Confidential Information in its possession or under its control, including all written material, software, CD’s, DVD’s or other medium on which Confidential Information is stored and the like, and all copies and derivatives thereof. Notwithstanding the foregoing, the Receiving Party may retain in its legal files one copy of the Confidential Information solely to support compliance with the Agreement. Notwithstanding the foregoing, it is acknowledged that copies that reside on computer system backups will not be destroyed. Retention of information on a backup computer system beyond the period of protection shall not relieve the Receiving Party of its non-disclosure and non-use obligations.

3.07 Availability of Product to MAYO. Once a Product becomes commercially available, to the extent permitted by law, NILE will provide Products to MAYO and their Affiliates solely for it and their use for internal clinical, research and education programs in the Field at most favored nation pricing, i.e. no more than the lowest price available to NILE’s commercial customers for the Products for use in the Field.

3.08 Sublicensee Actions. NILE may enter into sublicensing agreements under the MAYO Patents and Future Patents, Know-How and New Improvements, if applicable. NILE shall not receive, or agree to receive, anything of value in lieu of cash or equity as consideration from a third party under a sublicense agreement without the prior written consent of MAYO. For purposes of clarity, Sublicense consideration shall not include (a) any amounts paid to NILE specifically designated for co-development purposes, pre-clinical and clinical research and development of the Product, (b) any amounts paid to NILE for product manufacturing, or (c) purchases of debt or equity securities of NILE. NILE agrees that any sublicense agreement shall (i) contain provisions at least as favorable to MAYO for the protection of MAYO’s rights and the limitation of MAYO’s liability exposure as the terms of this Amended Agreement, including without limitation with respect to name use, limitation of liability and indemnification and development and commercialization obligations commensurate in scope as those set forth for NILE in this Amended Agreement, (ii) to the fullest extent applicable, contain all rights and obligations due to MAYO contained in this Amended Agreement, (iii) name MAYO as a third party beneficiary and (iv) not permit the sublicensee to grant further sublicenses, provided, however, that a sublicensee may grant further sublicenses with MAYO’s prior, written, express consent. NILE shall be and remain responsible for enforcing such sublicensees’ obligations under the respective sublicense agreement, and any action by a sublicensee that would, if conducted by NILE, be a breach of this Amended Agreement, shall be deemed a breach of this Amended Agreement by NILE; provided, however, that NILE shall have sixty (60) days after notice from MAYO of any such breach in which to cure the same. NILE shall ascertain, calculate, audit and collect all royalties that become payable by such sublicensee hereunder and take appropriate enforcement action against such Sublicensee for any failure to pay or to properly calculate payments. Any purported sublicense in violation of this Section 3.08 shall be void. NILE shall furnish to MAYO a true and complete copy of each sublicense agreement and each amendment thereto, within thirty (30) days after the sublicense or amendment has been executed, which copy shall be the Confidential Information of NILE.

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Article 4 - Consideration and Royalties

4.01	Initial Consideration and Other Payments to MAYO.

(a)	The Parties acknowledge that upon execution of the Original CD-NP Agreement, NILE paid MAYO an up-front payment of […***…] as consideration for entering into the Original CD-NP Agreement. This initial payment is nonrefundable and is not an advance or creditable against any royalties otherwise due under this Amended Agreement.

(b)	The Parties acknowledge that upon execution of the Original CU-NP Agreement, NILE paid MAYO an up-front payment of […***…] as consideration for entering into the Original CU-NP Agreement. This initial payment is nonrefundable and is not an advance or creditable against any royalties otherwise due under this Amended Agreement.

(c)	The Parties acknowledge that pursuant to the Original CD-NP Agreement, NILE issued to MAYO 827,651 shares of NILE common stock.

(d)	The Parties acknowledge that pursuant to the Original CD-NP Agreement, on MAYO’s behalf and at MAYO’s direction, NILE issued 551,767 shares of NILE common stock to Florida Research Heart Foundation.

(e)	The Parties acknowledge that pursuant to the Original CU-NP Agreement, NILE issued to MAYO 49, 689 shares of NILE Common Stock.

*Confidential Treatment Requested

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(f)	The Parties acknowledge that pursuant to Section 4.03 of the Original CD-NP Agreement, NILE issued to MAYO an additional 63,478 shares of NILE Common Stock in relation to the Discovery Translation Award to Dr. Burnett.

(f)	The Parties acknowledge that in July 2008, pursuant to the Original CD-NP Agreement, NILE made a milestone payment of $400,000 to MAYO.

(g)	The Parties acknowledge and agree that no further milestone payments shall be due to MAYO under the Original CD-NP Agreement or the Original CU-NP Agreement.

(h)	Upon execution of this Amended Agreement, NILE shall issue to MAYO four hundred thousand (400,000) shares of NILE’s unregistered Common Stock as additional consideration for the grants of rights hereunder with respect to CD-NP.

(i)	Upon execution of this Amended Agreement, NILE shall issue to MAYO five hundred thousand (500,000) shares of NILE’s unregistered Common Stock as additional consideration for the grants of rights hereunder with respect to CU-NP.

The stock to be provided in accordance with Section 4.01 (h and i) shall be issued to MAYO and, subject to compliance with applicable federal and state securities laws, to MAYO employees and third parties, as directed by MAYO. All stock shall be remitted to MAYO for distribution.

4.02 Milestone Payments. Upon the occurrence of an event listed below, NILE will make the following payments to MAYO:

[…***…]

*Confidential Treatment Requested

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[…***…]

4.03 Earned Royalties.

(a)	CD-NP Products. NILE or its Sublicensees will pay MAYO […***…] of the Net Sales of Royalty Bearing CD-NP Products covered by at least one Valid Claim of the MAYO Patents or the NILE Patents in the Territory in which the Product is sold. The Earned Royalties shall be payable in accordance with Section 5.01. Royalty Bearing CD-NP Products transferred to MAYO or its Affiliates are not considered transfers for purposes of determining Net Sales or for calculating Earned Royalties. No Earned Royalties are due MAYO on transfers to MAYO or MAYO Affiliates.

(b)	CU-NP Products. NILE or its Sublicensees will pay MAYO […***…] of the Net Sales of Royalty Bearing CU-NP Products covered by at least one Valid Claim of the MAYO Patents in the Territory in which the Product is sold, in each case, where such Patents pertain to CU-NP. The Earned Royalties shall be payable in accordance with Section 5.01. Royalty Bearing CU-NP Products transferred to MAYO or its Affiliates are not considered transfers for purposes of determining Net Sales or for calculating Earned Royalties. No Earned Royalties are due MAYO on transfers to MAYO or MAYO Affiliates. If in any calendar year, NILE or a Sublicensee, makes

*Confidential Treatment Requested

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payments other than those required in this Agreement in order to obtain or maintain license rights necessary to develop, make, have made, use, offer to sell, import or otherwise commercialize a Royalty Bearing CU-NP Product, NILE or its Sublicensee shall have the right to deduct such payments from the Royalties otherwise payable hereunder with respect to such Royalty Bearing CU-NP Product, provided that the Royalties to be paid hereunder shall not be reduced to less than […***…] in such calendar year, and provided further, that no such reduction shall apply if such payments are made solely in respect of licenses for technology separate from the Products themselves, such as a delivery system.

(c)	Only one royalty shall be due and payable for the manufacture, use or sale of a Royalty Bearing Product, irrespective of the number of claims within the Patents that would be infringed by the manufacture, use or sale of a Royalty Bearing Product.

4.04 License Maintenance Fees. Subject to the abatement provisions set forth in Section 4.05 of this Amended Agreement, in order for NILE to maintain its exclusive license, NILE will be required to pay MAYO a License Maintenance Fee of […***…] per calendar year for each of CD-NP and CU-NP until the first patient is dosed in a Phase III clinical trial of CD-NP or CU-NP, as applicable, after which such License Maintenance Fee shall increase to […***…] in each calendar year thereafter for each of CD-NP and CU-NP, until termination or expiration of this Amended Agreement. The License Maintenance Fees shall be due on or before the 17th day of January during each calendar year during the Term so long as this Amended Agreement remains in force and effect. Except as otherwise provided in Section 4.05, the failure to pay License Maintenance Fees shall be considered a material breach of this Amended Agreement.

4.05 Temporary Financial Relief. The Parties hereby acknowledge and agree that pursuant to the terms of the Original CD-NP Agreement and the Original CU-NP Agreement, as of the Effective Date of this Amended Agreement, NILE owes MAYO the negotiated sum of […***…] for past due Know-How fees, lab work, License Maintenance Fees and MAYO Patent prosecution and maintenance fees (collectively, the “Unpaid Fees”). Subject to satisfaction by NILE of the payment terms in Exhibit C and Section 8.01, the Parties agree that any additional fees and amounts owing, whether or not billed, accrued or incurred prior to the date of this Amended Agreement are hereby waived and extinguished. MAYO hereby further waives any and all breaches and defaults by NILE occurring under the Original CD-NP Agreement and the Original CU-NP Agreement prior to the Effective Date of this Amended Agreement including, without limitation, defaults for nonpayment of the Unpaid Fees. NILE shall repay the Unpaid Fees, with interest, as specified in Exhibit C.

*Confidential Treatment Requested

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4.06 Interest. Any payment that is not made on or before the date when due under this Amended Agreement shall accrue interest thereon from and including such date and until but excluding the date of payment. The interest rate will be set at a per annum rate equal to LIBOR plus two per-cent (2%) for a one-year deposit in U.S. dollars as of the day the payment became due and shall be annually reset to the LIBOR rate existing on each anniversary date thereafter until paid.

4.07 Taxes. NILE is responsible for all applicable taxes (other than net income taxes), duties, import deposits, assessments, and other governmental charges, however designated, that are now or hereafter will be imposed by any authority in or for the Territory, based on or relating to:

(a)	the Product or use of the MAYO Patents by NILE and/or NILE’s Sublicensees; or

(b) the import of the Product into the Territory by NILE and/or NILE’s Sublicensees.

Notwithstanding the foregoing, NILE shall not be responsible for any taxes arising from transactions to which MAYO or any of its Affiliates may be parties exclusive of transactions with NILE.

4.08 No Deductions for Taxes. Except as otherwise stated herein, or unless otherwise agreed to in writing by MAYO and NILE, all payments to be made by NILE to MAYO under this Amended Agreement represent net amounts MAYO is entitled to receive, and shall not be subject to any deductions or offsets by NILE for any reason whatsoever unless otherwise specifically set forth in this Amended Agreement. NILE, however, is not responsible for any payments, including income tax, required to be paid by MAYO on funds received from or on behalf of NILE.

4.09 U.S. Currency. All payments to MAYO under this Amended Agreement will be made by draft drawn on a United States bank, and payable in United States dollars.

4.10 Material Breach. It shall be a material breach of this Amended Agreement if NILE shall fail to make any payment pursuant to Article 4 of this Amended Agreement when such payment is due or by the end of any applicable cure period.

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Article 5 - Accounting and Reports

5.01 Royalty Reports and Payments. NILE will, after Commercialization of at least one Product, deliver to MAYO on or before July 15th and January 15th of each calendar year a written report for the previous 6-month period (i.e. January – June and July – December, respectively) stating, for each Product and for each country in the Territory in which there are Net Sales:

(a)	the number of Products sold during the period covered by the written report;

(b)	a description of all deductions from gross receipts applied to determine Net Sales;

(c)	the amount of royalties due thereupon for the period covered by the written report; and

(d)	the exchange rates used to calculate the royalties due.

Each such report shall be accompanied by the royalty payment due for such 6-month period in accordance with this Article 5.

5.02 Audit Rights. NILE agrees to maintain the Records and to require any permitted Sublicensees to maintain the Records. "Records" mean complete and accurate records showing clearly all transactions that are relevant to any sales, costs, expenses and payments under this Amended Agreement, to be kept in a manner consistent with generally accepted accounting principles and standard operating procedures. MAYO shall have the right, at its expense, through a certified public accountant or like person reasonably acceptable to NILE, to examine the records of NILE and its Sublicensees during regular business hours before the Termination or expiration of this Amended Agreement and for three (3) years thereafter, provided that such examination shall not take place more often than once a year and shall be limited to a report on the accuracy of royalty statements and payments. If the audit report for any License Year discloses an underpayment discrepancy in royalties owed by NILE and royalties paid by NILE to MAYO that exceeds five percent (5%) of total Net Sales or Sublicense Revenue made until the date of completion of the audit, NILE shall pay the reasonable expense of the audit and pay to MAYO the entire amount of the discrepancy plus interest within thirty (30) days from the date upon which MAYO notified NILE of the discrepancy. Interest shall be computed at the rate which is set forth in Section 4.06 above. Discrepancies in royalty payments for a License Year identified by the audit report amounting to less than five percent (5%) shall be paid by the end of the calendar quarter in which the audit was made.

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Article 6 – Representations, Warranties and Indemnification

6.01 Representations and Warranties.

(a) MAYO hereby represents and warrants to the best of its counsel’s knowledge the following:

(i)	MAYO has the full right and power to perform the obligations and grant the License set forth in this Agreement;

(ii)	There are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Amended Agreement.

(iii)	Subject to Section 3.03, MAYO owns or possesses all right, title and interest in and to the MAYO Patents free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever.

(iv)	Subject to Section 3.03, there are no licenses, options, restriction, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of NILE under this Amended Agreement, which imposes obligations upon MAYO or gives any rights to MAYO which, in either case, would adversely affect the rights of NILE or the obligations of MAYO under this Amended Agreement.

(v)	There is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the MAYO Patents and their use as contemplated in the underlying patent applications as presently drafted or as contemplated under this Amended Agreement.

(vi)	MAYO has provided, or shall provide prior to the execution of this Amended Agreement, a copy of all pending patents and applications related to CD-NP and CU-NP.

(b)	NILE hereby represents and warrants to the best of its knowledge it does not know of any prior art that NILE would have the obligation to disclose pursuant to Section 7.04 hereto.

6.02 No Warranties. Notwithstanding the foregoing, nothing in this Amended Agreement will be construed as:

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(a)	a warranty or representation by MAYO as to the validity or scope of any of the MAYO Patents; or

(b)	an obligation to bring or to prosecute actions against third parties for infringement of the MAYO Patents; or

(c)	a warranty or representation that the manufacture, use, sale, offer for sale or importation of any Product or the use or practice of any of the MAYO Patents are free from infringement or misappropriation of a third party’s intellectual property rights.

6.03 Disclaimer. MAYO HAS NOT MADE AND PRESENTLY MAKES NO PROMISES, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT FOR THE PRODUCTS OR MAYO PATENTS. THE KNOW-HOW AND MAYO PATENTS PROVIDED OR LICENSED UNDER THIS AMENDED AGREEMENT ARE PROVIDED "AS IS," "WITH ALL FAULTS," AND "WITH ALL DEFECTS".

NILE is solely responsible for determining whether the MAYO Patents and Know-How provided or licensed hereunder have applicability or utility in NILE’s manufacturing and design activities. NILE assumes all risk and liability in connection with such determination.

6.04 Indemnification.

(a)	Indemnification by NILE. NILE will defend, indemnify, and hold harmless MAYO and MAYO’s Affiliates from any and all third party claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including but not limited to reasonable attorneys’ fees and other out-of-pocket expenses incurred in litigation) (collectively, “Claims”), regardless of the legal theory asserted, arising out of or connected with: (a) the use by NILE of the MAYO Patents, MAYO Future Patents, Know-How or New Improvements, if any, furnished or licensed under this Amended Agreement; (b) the development, design, manufacture, distribution, use, sale, or other disposition of products, including Products, by NILE or its transferees; and (c) any act or omission of NILE, including any clinical trial funded or conducted by NILE, unless such Claims are judicially determined to have arisen out of the negligence or willful misconduct of MAYO or its Affiliates. As used herein, MAYO and its Affiliates include the trustees, officers, agents, and employees of MAYO and its Affiliates. NILE will, during the Term, carry occurrence-based business liability insurance, including products liability (when applicable), in an amount and for a time period sufficient to cover the liability assumed by NILE hereunder, such amount being at least Three Million Dollars (US $3,000,000), provided that a lesser amount shall be acceptable to MAYO until such time as the Product enters into human clinical trials. In addition, such policy will name MAYO as an additional-named insured party.

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(b)	Indemnification by MAYO. MAYO will defend, indemnify, and hold harmless NILE and NILE’s Affiliates from any and all third party claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including but not limited to reasonable attorneys’ fees and other out-of-pocket expenses incurred in litigation) (collectively, “Claims”), regardless of the legal theory asserted, arising out of or connected with: (a) the use by MAYO of any drug products provided by NILE pursuant hereto in any pre-clinical or clinical trial funded or conducted by MAYO, unless such Claims are judicially determined to have arisen out of the negligence or willful misconduct of NILE or its Affiliates. As used herein, NILE and its Affiliates include the trustees, officers, agents, and employees of NILE and its Affiliates and successors in interest. MAYO will, during the Term, carry occurrence-based liability insurance and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by MAYO hereunder, such amount being at least […***…].

(c)	Procedure. With respect to any Claim giving rise to indemnification hereunder, the indemnitee shall be required to tender the defense thereof to the indemnifying Party and the indemnifying Party shall have the right to assume sole control of the defense, settlement or disposition thereof, including, without limitation, the selection of defense counsel. The indemnitee shall be required to fully cooperate with the indemnifying Party in the defense and settlement of all such Claims at the indemnifying Party’s request and expense. If the indemnifying Party assumes any such defense, the indemnifying Party shall not be liable for any legal or other expenses subsequently incurred directly by the indemnitee in connection with such defense. So long as the indemnifying Party is diligently conducting the defense of the claim, (i) the indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the indemnifying Party, and (ii) the indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the indemnitee, which consent will not be unreasonably withheld or delayed; provided, however, that such consent of the indemnitee will not be required if the judgment or settlement contains a full release of Claims against the indemnitee and does not contain any admission of wrongdoing by the indemnitee. Notwithstanding any other provision of this subsection, if an indemnitee withholds its consent to a bona fide settlement offer, where but for such action the indemnifying Party could have settled such Claim, the indemnifying Party will be required to indemnify the indemnitee only up to a maximum of the bona fide settlement offer for which the indemnifying Party could have settled such claim.

*Confidential Treatment Requested

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6.05 Additional Waivers. IN NO EVENT WILL EITHER PARTY’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, OR FUTURE DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO CASE WILL MAYO’S LIABILITY OF ANY KIND EXCEED THE TOTAL AMOUNTS WHICH HAVE ACTUALLY BEEN PAID TO MAYO BY NILE AS OF THE DATE OF FILING OF THE ACTION AGAINST MAYO WHICH RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES.

Article 7 - Term and Termination

7.01 Term. Unless sooner terminated, this Amended Agreement shall continue in full force and effect until the later of (a) the expiration of the last to expire Valid Claim contained in the MAYO Patents, or (b) the 20th anniversary of this Amended Agreement. Upon such expiration, NILE shall be deemed to have a fully paid-up license to any Know-How as provided in Section 3.01 herein.

7.02 Material Breach. MAYO shall be entitled to terminate this Amended Agreement at any time based upon material breach if NILE has failed to cure such material breach within […***…] of receipt of notice by NILE from MAYO that NILE is in breach. Any such notice from MAYO shall identify with specificity the basis for its assertion of material breach.

7.03 Termination for Other than Material Breach. NILE may terminate this Amended Agreement without cause upon ninety (90) days prior written notice to MAYO.

7.04 Termination for Challenge. MAYO may terminate this Amended Agreement by transmitting a notice of termination to NILE in the event NILE challenges the validity or enforceability of any of the MAYO Patents Rights in any manner; provided, however, that notwithstanding anything contained in this Section 7.04, if NILE believes that it has the obligation under applicable law to disclose prior art to any applicable patent authority or office, such disclosure shall not be deemed a challenge for purposes of this Section 7.04 and MAYO shall not have the right to terminate the licenses granted pursuant to this or any other agreement. NILE will notify MAYO of any disclosure made by it pursuant to this Section.

*Confidential Treatment Requested

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7.05 Termination for Development Delay. MAYO may terminate this Amended Agreement by transmitting a notice of termination to NILE in the event NILE or a Sublicensee (a) has not initiated the next clinical trial of a CD-NP Product within […***…] after the Effective Date of this Amended Agreement or (b) has not initiated a clinical trial of a CU-NP Product within […***…] after the Effective Date of this Amended Agreement. For purposes of clarity, initiation of a clinical trial shall be deemed to have occurred when the first person enrolled in the clinical trial has been dosed with the Product. The selection of the Product to be evaluated in the next clinical trial shall be at the sole discretion of NILE or its Sublicensee, and the initiation of such clinical trial shall constitute full satisfaction of NILE’S diligence obligations under this Agreement with respect to the Products. If MAYO transmits a notice of Termination for Development Delay, then NILE shall transfer to MAYO (a) whatever rights NILE has in pre-clinical and clinical studies related to the Products; and (b) any rights NILE may have in any active INDs related to the Products. If MAYO fails to transmit a notice of termination to NILE to terminate this Amended Agreement and NILE then initiates a clinical trial of a Product, then upon such initiation, MAYO’S right to terminate for a development delay shall be extinguished and of no further force or effect.

7.06 Insolvency of Company. MAYO shall have the right to terminate this Amended Agreement by transmitting a notice of termination to NILE in the event NILE ceases conducting business in the normal course, files for bankruptcy protection, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors. In such event, NILE will provide copies (or the originals if available) of all toxicity, efficacy and other data generated by NILE and NILE will transfer to MAYO any rights NILE may have in any active INDs related to Products.

7.07 Effect of Termination. Upon termination of this Amended Agreement, all rights granted herein will immediately revert to MAYO with no further notice or action required on MAYO’s behalf. NILE shall also transfer to MAYO those items and rights set forth in Section 7.05(a) and (b) above and other data generated solely by NILE (including by contractors or agents on their behalf) in the course of NILE's efforts to develop Products or obtain governmental approval for the sale of Products, for use in connection with the development and commercialization of Products. For purposes of clarity, NILE shall not be obligated to transfer to MAYO any rights it may have in the NILE Patents.

*Confidential Treatment Requested

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7.08 Survival. The following obligations survive the expiration or termination of this Amended Agreement:

(a)	NILE's obligation to supply reports covering the time period up to the date of termination or expiration;
(b)	MAYO’s right to receive payments, fees, and royalties accrued or accruable from payment at the time of any termination or expiration;

(c)	NILE's obligation to maintain records after termination for the period required by applicable law, and MAYO’s right to have those records inspected during such period;

(d)	any cause of action or claim of MAYO, accrued or to accrue, because of any action or omission by NILE for a period of […***…] after the termination;

(e)	any cause of action or claim of NILE, accrued or to accrue, because of any action or omission by MAYO for a period of […***…] after the termination;

(f)	NILE’s obligations stated in Sections 3.06 and 3.08; Sections 7.07, 7.09 and 7.10; and the applicable sections of Articles 6 and 10; and

(g)	MAYO’s obligations stated in Section 3.06, 7.09 and 7.10 and the applicable sections of Articles 6 and 10.

7.09 Inventory. NILE shall notify MAYO within thirty (30) days of the effective date of termination of this Amended Agreement the amounts, if any, of Product that NILE, its Sublicensees and distributors then have in inventory in each country or Territory. At MAYO’s election, NILE, its Sublicensees and distributors may sell the Product in that country or Territory if NILE pays any royalties due thereon in accordance with Sections 4.03 and 5.01. In the event that MAYO does not permit the sale of the inventory, MAYO will direct NILE to return the inventory to MAYO or to destroy the inventory; provided that MAYO shall pay to NILE the full then current market price thereof, including the cost of shipping, insurance and costs of destruction, if any.

*Confidential Treatment Requested

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7.10 Return of Confidential Information. Within thirty (30) days of the effective date of termination of this Amended Agreement, each of the Parties shall return all of the other Party's Confidential Information, including all copies thereof; provided, however, that each Party shall be entitled to retain one copy of all such Confidential Information in its legal department so that any continuing obligations of confidentiality may be determined.

Article 8 – Filing, Prosecution and Maintenance of the MAYO Patents.

8.01      Filing, Prosecution and Maintenance of the MAYO Patents. Following execution of this Amended Agreement, NILE shall be responsible for the prosecution and maintenance of all MAYO Patents and MAYO Patent applications, at NILE’s expense, using counsel reasonably acceptable to MAYO, and shall keep MAYO informed of prosecution. NILE shall also be responsible for paying any prosecution and maintenance fees of all MAYO Patents and MAYO Patent applications now existing and included in this Amended Agreement, which services were rendered after April 1, 2013.

8.02 Term Extension for the MAYO PATENTS. NILE will have the sole right to decide on which of the MAYO Patent(s) to obtain a patent term extension; provided that NILE will consider MAYO’s input on the matter.

Article 9 – MAYO Patent Enforcement

9.01 Third Party Litigation. In the event a third party institutes a suit against NILE for patent infringement involving a Product, NILE will promptly inform MAYO and keep MAYO regularly informed of the proceedings. In the event the third party sues or joins MAYO, NILE will have the right to control the defense of the suit provided, however, that MAYO may be represented by counsel of its own selection, and at its own expense. Each Party will bear its own costs of the suit and with respect to any suit defended by NILE, NILE will be entitled to all sums recovered, after each party has been reimbursed for its respective legal fees and costs. If NILE declines to defend the action, MAYO shall have the right to control the defense of the suit provided, however, that NILE may be represented by counsel of its own selection, and at its own expense. With respect to any suit defended by MAYO, MAYO will be entitled to all sums recovered, after each party has been reimbursed for its respective legal fees and costs.

9.02 Infringement by Third Party. NILE and MAYO will promptly inform the other Party in writing of any alleged infringement of any MAYO Patent and provide the other Party with available evidence of such infringement, and MAYO and NILE will have the right to institute an action for infringement of the MAYO Patents consistent with the following:

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(a)	If MAYO and NILE agree to institute suit jointly, then the suit will be brought in the names of both parties. NILE will exercise control over such action, provided, however, that MAYO may, if it so desires, be represented by counsel of its own selection, and at its own expense.

(b)	In the absence of an agreement to institute a suit jointly, NILE may institute suit and, at its option, join MAYO as a plaintiff. In that event, NILE will bear the entire cost of such litigation, including attorneys' fees. MAYO will cooperate reasonably with NILE, except financially, in such litigation. NILE will not settle or enter into a voluntary disposition of the action without MAYO’s prior written consent, which consent shall not be unreasonably withheld.

(c)	In the absence of an agreement to institute a suit jointly, and if NILE determines not to institute a suit, as provided in paragraph (b) of this Section 9.02, then MAYO may institute suit and, at its option, join NILE as a plaintiff in the litigation. MAYO will bear the entire cost of such litigation, including attorneys' fees. NILE will cooperate reasonably with MAYO, except financially, in such litigation. MAYO will not settle or enter into a voluntary disposition of the action without NILE’s prior written consent, which consent shall not be unreasonably withheld.

(d)	Absent an agreement to the contrary, any recovery from any such action shall (i) first be applied to reimburse the costs and expenses of the Party bringing the action; (ii) second, to reimburse the costs and expenses of the other Party in connection with the action; and (c) […***…].

(e)	If either Party institutes a suit under this Section 9.02 and then decides to abandon the suit, it will first provide timely written notice to the other Party of its intention to abandon the suit, and the other Party, if it wishes, may continue prosecution of such suit, provided, however, that the sharing of expenses and the treatment of any recovery in such suit will be agreed-upon separately by the Parties.

 9.03 MAYO Patent Marking. To the extent commercially feasible and customary in the trade, NILE will mark all Products that are manufactured or sold under this Amended Agreement with the number of each issued patent within the MAYO Patents and/or NILE Patents that cover such Product(s). Any such marking will be in conformance with the patent laws and other laws of the country of manufacture or sale.

*Confidential Treatment Requested

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Article 10 – General Provisions

10.01 Name Use. This Amended Agreement does not convey any right to use any of the other Party’s names or logos other than where required by law, rule or regulation. Neither Party may use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark or trademark of the other Party or its Affiliates, or any simulation, abbreviation or adaptation of the same, or the name of any of the other Party’s employee or agent without such other Party’s prior, written, express consent other than where required by law, rule or regulation. MAYO’s marks include, but are not limited to, the terms “MAYO®” and “MAYO CLINIC®.” Any violation of this Section 10.01 constitutes a material breach of this Amended Agreement. Upon execution of this Amended Agreement, representatives of the Parties shall agree upon a mutually acceptable form of disclosure that can be utilized by either of them without obtaining the prior consent of the other Party.

10.02 Assignment. NILE may assign its rights and obligations under this Amended Agreement to (a) an Affiliate or (b) a third party in conjunction with an acquisition or Change of Control; in each case without MAYO's prior written consent; provided that NILE shall remain responsible for the performance of its assignee, the assignee agrees to assume and be bound by the provisions of this Amended Agreement in writing and NILE promptly notifies MAYO of such assignment. MAYO's written consent, which shall not be unreasonably withheld, conditioned or delayed, shall be required prior to any other assignment of NILE's rights or obligations hereunder. Any other purported assignment is void.

10.03 Waiver. The failure of a Party to complain of any default by another Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Amended Agreement. The waiver by a Party of any breach of any provision of this Amended Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Amended Agreement may be waived except by the further written agreement of the Parties.

10.04 Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflict of law provisions. To the extent the substantive and procedural law of the United States would apply to this Agreement, it supersedes the application of Delaware law.

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10.05 Headings. The headings of articles and sections used in this document are for convenience of reference only, and shall not affect the meaning or interpretation of this Amended Agreement.

10.06 Notices. All notices and other business communications between the Parties related to this Amended Agreement shall be in writing, shall be sent by (a) first class mail, certified, (b) nationally recognized courier service, (c) personal delivery or (c) facsimile or electronic mail, and in each case shall be addressed to the Parties at the addresses set forth below or to such other address(es) as may be furnished by written notice in the manner set forth herein. Notice shall be deemed to have been served 48 hours after posting. Notices delivered by personal service or courier shall be deemed served on the documented date of delivery and if sent by facsimile or electronic transmission, on the day when the fax or e-mail was sent to the other Party provided that the sending Party has a confirmed receipt and that the deemed day of receipt of the notice by receiving Party was on a working day of the receiving Party and within business hours, otherwise, it will be deemed received on the following working day. Notices shall be sent to the following:

If to MAYO:
Mayo Foundation for Medical Education and Research
Mayo Clinic Ventures
200 First Street SW
Rochester, Minnesota 55905-0001
Attn: Ventures Operations
Telephone:507-293-3900	COPY TO:
Facsimile:507-284-5410	Mayo Legal
Email:intellectualproperty@mayo.edu	Attn: General Counsel
Telephone: 507-284-2650
Facsimile: 507-284-0929

If to NILE:

Nile Therapeutics, Inc.

63 Bovet Rd. #421

San Mateo, CA 94402

Attn: […***…]

Telephone: […***…]

Email: […***…]

*Confidential Treatment Requested

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Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. A Party may change its address or facsimile number by giving written notice in compliance with this section.

10.07 Limitation of Rights Created. This Amended Agreement is intended only to benefit the Parties hereto and is not intended to confer upon any other person any rights or remedies hereunder.

10.08 Independent Contractors. It is mutually understood and agreed that the relationship between the Parties is that of independent contractors. No Party is the agent, employee, or servant of the other. Except as specifically set forth herein, no Party shall have or exercise any control or direction over the methods by which the other Party performs work or obligations under this Amended Agreement. Further, nothing in this Amended Agreement is intended to create any partnership, joint venture, or lease, expressly or by implication, between the Parties.

10.09 Entire Agreement. This Amended Agreement constitutes the final, complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties including the Original Agreement.

10.10 Binding Effect. This Amended Agreement shall be binding upon and inure to the benefit of the Parties, their heirs, legal representatives, successors and assigns.

10.11 Severability. In the event any provision of this Amended Agreement is held to be invalid or unenforceable, the remainder of this Amended Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of this Amended Agreement.

10.12 Amendments. This Amended Agreement may not be amended or modified except by a writing signed by the Parties and identified as an amendment to this Amended Agreement.

10.13 Construction. The Parties agree to all of the terms of this Amended Agreement and have had the opportunity to review it thoroughly prior to its execution. That one Party or another may have drafted all or a part of this Amended Agreement will not cause this Amended Agreement to be read more strictly against the drafting Party. This Amended Agreement, and any changes to it, will be interpreted on the basis that the Parties contributed equally to the drafting of all of its parts.

Amended and Restated License Agreement		page 31 of 35
Nile Therapeutics// Mayo	Execution Copy	14 November 2013

10.14 Nondisclosure. Except as permitted herein, neither Party will disclose any of the terms of this Amended Agreement without the express, prior, written consent of the other Party, or unless required by law or a regulatory authority.

10.15 Counterparts. This Amended Agreement shall become binding as of the Effective Date when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Amended Agreement may be executed in any number of counterparts, each of which shall be an original as against any Party whose signature appears thereon but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, MAYO and NILE have caused this Amended Agreement to be signed as of the Effective Date by their respective representatives.

Mayo Foundation for Medical
Education and Research:	Nile Therapeutics, Inc.:

/s/ Daniel D. Estes	/s/ Daron Evans
Daniel D. Estes	Daron Evans
Assistant Treasurer	Chief Financial Officer

November 14, 2013	November 11, 2013
Date	Date

Read, Understood and Agreed:

/s/ John C. Burnett, M.D.	November 14, 2013
John C. Burnett, M.D.	Date

Amended and Restated License Agreement		page 32 of 35
Nile Therapeutics// Mayo	Execution Copy	14 November 2013

EXHIBIT A

MAYO PATENTS

[…***…]

*Confidential Treatment Requested

Amended and Restated License Agreement		page 33 of 35
Nile Therapeutics// Mayo	Execution Copy	14 November 2013

[…***…]

*Confidential Treatment Requested

Amended and Restated License Agreement		page 34 of 35
Nile Therapeutics// Mayo	Execution Copy	14 November 2013

EXHIBIT B

PATENTS OWNED AND CO-OWNED BY NILE

[…***…]

*Confidential Treatment Requested

Amended and Restated License Agreement		page 35 of 35
Nile Therapeutics// Mayo	Execution Copy	14 November 2013

EXHIBIT C

REPAYMENT SCHEDULE FOR UNPAID FEES

[…***…]

*Confidential Treatment Requested